CHESTER VALLEY BANCORP INC.
                         REPORTS FOURTH QUARTER EARNINGS

FOR IMMEDIATE RELEASE

FRIDAY JULY 29, 2005

CONTACT: JOSEPH T. CROWLEY
         TREASURER & CHIEF FINANCIAL OFFICER
         (610) 269-9700 EXT. 3085

Downingtown - Chester Valley Bancorp Inc. announces that the Company posted earnings of $1.1 million or $0.20 per diluted share for its fourth quarter ended June 30, 2005. For the year ended June 30, 2005, the Company posted earnings of $4.4 million or $0.83 per diluted share. Excluding one-time charges of $1.6 million related to a prepayment penalty paid on the early extinguishments of $21.0 million of Federal Home Loan Bank Borrowings and $759 thousand in merger and integration charges related to the Company's proposed merger with Willow Grove Bancorp, the Company's pre-tax operating income (income before income taxes excluding gains or losses on the sale of investment securities) increased 7.0% to $7.8 million for the year ended June 30, 2005 from $7.3 million for the year ended June 30, 2004. As previously disclosed in a Form 8-K filed with the Securities and Exchange Commission, the Company prepaid approximately $21.0 million in Federal Home Loan Bank Borrowings with an average cost of 5.95%, resulting in a prepayment penalty of approximately $1.6 million. Coincident with the repayment of the borrowings, the Company sold approximately $10.7 million in residential mortgage loans with an average yield of approximately 5.23%. At the time of the repayment, a rise in market interest rates resulted in an approximate $500 thousand reduction in the prepayment penalty as compared to December 31, 2004 and therefore the company elected to repay the borrowings, as it was contemplated as part of the merger and would be beneficial to future operations on a stand alone basis.

On January 21, 2005, the Company announced it signed a definitive agreement with Willow Grove Bancorp, Inc. to combine their companies and their respective subsidiary banks, Willow Grove Bank and First Financial Bank. The merger was approved by each company's shareholders at special meetings held on June 14, 2005. The closing is expected to occur shortly after final approval by the Office of Thrift Supervision. It is anticipated that closing will occur sometime during the third calendar quarter. For more information about the proposed merger, please refer to the Company's joint proxy/prospectus filed with the Securities and Exchange Commission on April 28, 2005.

Donna Coughey commented, "We are excited that the merger was approved by both company's shareholders and the combined management team has been working diligently to ensure that the integration will go smoothly. In fact, both Companies took advantage of market conditions in the quarter ended June 30, 2005 to begin the restructuring of the combined company's balance sheet. We continue to believe that the need for locally managed, community-oriented banking has never been greater. Together, Willow Grove Bancorp and Chester Valley Bancorp will serve some of the fastest-growing and most attractive markets in Southeastern Pennsylvania. We will form the foundation of a super-community bank that provides a broad range of consumer and commercial banking products, have a higher legal lending limit, and an expanded branch and ATM network to serve our customers. We look forward to the completion of the transaction and a new era in banking in Southeastern Pennsylvania."

At June 30, 2005, total assets increased to $668.6 million as compared to total assets of $642.1 million at June 30, 2004, or 4.1%. At June 30, 2005, net loans receivable increased by $45.7 million or 11.6% to $440.9 million as compared to $395.1 million at June 30, 2004. The growth continues to be concentrated in construction and commercial loans as loans receivable, excluding single-family residential mortgages, increased 21.1% at June 30, 2005 as compared to June 30, 2004. In anticipation of the closing of the merger with Willow Grove Bancorp and the required de-leveraging of the balance sheet, during the quarter ended June 30, 2005, with the exception of required bank stock investments, the Company reclassified it's held to maturity-investment security portfolio to available for sale. The decline in longer-term market interest rates permitted the Company to sell approximately $42.7 million of longer duration investment securities at a net gain of approximately $65 thousand. The proceeds are being maintained in cash and cash equivalents pending the closing of the merger.

The loan growth was funded primarily through deposit growth, both from our existing branch network and as a result of the Avondale and Firstrust branch acquisitions. As in the prior quarters, the Company continues to have a large amount in undisbursed closed construction and commercial loans available for future funding. These aggregate $46.2 million at June 30, 2005. Additionally, at June 30, 2005, the pipeline remains strong at approximately $38.6 million, mostly in commercial and construction loans. The loans are at various stages of the commitment and customer acceptance process. The ultimate closing of these loans is dependent upon a number of factors including but not limited to: (a) competition within the marketplace; (b) changes in interest rates during the process and (c) other factors impacting the customer. At June 30, 2005, the Company's non-performing assets to total assets declined to 0.47% from 0.52% at March 31, 2005. Additionally, the allowance for loan losses to non-performing loans increased to 218.9% at June 30, 2005 from 200.0% at March 31, 2005. The improved credit quality measurements were attributed primarily to improvement in the balance of classified loans.

While earnings were negatively impacted by the above noted charges, the Company reported net interest income of $5.6 million and $21.3 million for the three and twelve months ended June 30, 2005, respectively. This compares to $5.0 million and $19.2 million for the comparable periods ended June 30, 2004, respectively. For the fifth consecutive sequential quarter, the net interest margin (computed on a fully tax equivalent basis) increased to 3.64% during the quarter from 3.52% for the quarter ended March 31, 2005. The latest quarterly increase was achieved despite the Company maintaining large cash balances as a result of the above noted liquidation within the investment security portfolio.

Non-interest income declined by approximately $152 thousand for the quarter ended June 30, 2005 as compared to the quarter ended June 30, 2004. The decline was due largely to a reduction in gains on the sale of loans resulting from a reduced volume of loan sales, as well as a reduced levels of service charges and fees resulting from a lower level of prepayment fees received on commercial loan pay-offs.

Operating expenses increased for the quarter ended June 30, 2005 as compared to the quarter ended June 30, 2004, due primarily to the afore-mentioned merger and integration costs. Additionally, legal expenses increased by approximately $239 thousand due to services provided in relation to the Company's complying with the subpoena from the Securities and Exchange Commission as previously disclosed in the Form 8-K filed with the Securities and Exchange Commission on March 10, 2005. Additionally, compensation and benefits increased as a result of normal salary increases for the year as well as the Company's significant investment in its future. On a yearly comparison, the Bank hired six lending and private-banking relationship managers who became available as a result of the consolidation within the local community banking market experienced over the last twelve months. In addition, the Bank expanded its branch network through the Coatesville and Avondale branch acquisitions from PNC National Bank in March 2004 and December 2004, respectively. Additionally, in August 2004, the Bank opened a loan production office in Plymouth Meeting, Montgomery County, Pennsylvania, an area that was largely impacted by the afore-mentioned consolidation. As with other institutions, the Company has incurred increased costs related to the implementation of the final rules of Section 404 of the Sarbanes-Oxley Act of 2002.

The Company also announced that its Board of Directors, at its July 27, 2005 meeting, declared a $0.105 cash dividend on each share of common stock of the Company payable on August 17, 2005 to shareholders of record at the close of business on August 5, 2005.

Chester Valley Bancorp Inc. is the parent company of both First Financial Bank and Philadelphia Corporation for Investment Services. First Financial's executive offices are located in Downingtown, Pennsylvania with branches in Exton, Frazer, Thorndale, Westtown, Airport Village, Brandywine Square, Devon, Kennett Square, Eagle Square, Coatesville, Avondale and West Chester. Philadelphia Corporation has offices in Wayne and Philadelphia. Additionally, the Company will open a fourteenth branch in Oxford, Chester County, Pennsylvania.

Chester Valley Bancorp stock is traded on the NASDAQ market under the symbol "CVAL".

FORWARD LOOKING STATEMENTS. A number of the matters discussed in this message that are not historical or current facts deal with potential future circumstances and developments, in particular, information regarding the combined company, including expected synergies resulting from the merger of Willow Grove Bancorp and Chester Valley Bancorp, future banking plans, and whether and when the transactions contemplated by the merger agreement will be consummated. The discussion of such matters is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from actual future experience involving any one or more of such matters. Such risks and uncertainties include: the result of the review of the proposed merger by various regulatory agencies, and any conditions imposed on the new company in connection with consummation of the merger; satisfaction of various conditions to the closing of the merger contemplated by the merger agreement; and the risks that are described from time to time in Willow Grove Bancorp's and Chester Valley Bancorp's respective reports filed with the SEC, including each company's annual report on Form 10-K for the year ended June 30, 2004 and quarterly report on Form 10-Q for the quarter ended March 31, 2005. This message speaks only as of its date, and Willow Grove Bancorp and Chester Valley Bancorp each disclaims any duty to update the information herein.

ADDITIONAL INFORMATION AND WHERE TO FIND IT. In connection with the proposed merger, a registration statement on Form S-4 was filed with the SEC on March 28, 2005. WILLOW GROVE BANCORP AND CHESTER VALLEY BANCORP SHAREHOLDERS ARE ENCOURAGED TO READ THE REGISTRATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE JOINT PROXY STATEMENT/PROSPECTUS THAT ARE A PART OF THE REGISTRATION STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER. The final joint proxy statement/prospectus was mailed to shareholders of Willow Grove Bancorp and Chester Valley Bancorp. Shareholders will be able to obtain the documents free of charge at the SEC's website, www.sec.gov, from Willow Grove Bancorp by calling Christopher E. Bell or from Chester Valley Bancorp by calling Joseph Crowley.

PARTICIPANTS IN SOLICITATION. Willow Grove Bancorp, Chester Valley Bancorp and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the merger. Information concerning persons who may be considered participants in the solicitation of Willow Grove Bancorp's shareholders is set forth in the proxy statement dated October 8, 2004, for Willow Grove Bancorp's 2004 annual meeting of shareholders as filed with the SEC on Schedule 14A. Information concerning persons who may be considered participants in the solicitation of Chester Valley Bancorp's shareholders is set forth in the proxy statement dated September 10, 2004, for Chester Valley Bancorp's 2004 annual meeting of shareholders as filed with the SEC on Schedule 14A. Additional information regarding the interests of participants of Willow Grove Bancorp and Chester Valley Bancorp in the solicitation of proxies in respect of the merger is included in the registration statement and joint proxy statement/prospectus filed with the SEC.


                  CHESTER VALLEY BANCORP INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                             (Dollars in Thousands)
                                                                        JUNE 30,     JUNE 30,
                                                                          2005         2004
                                                                        ---------    ---------
ASSETS
  Cash in banks                                                         $  12,032    $  12,844
  Interest-bearing deposits                                                33,554       15,352
                                                                        ---------    ---------
    TOTAL CASH AND CASH EQUIVALENTS                                        45,586       28,196
                                                                        ---------    ---------
  Trading account securities                                                   22            8
  Investment securities available for sale                                139,898      130,089
  Investment securities held to maturity (fair value-
    June 30, 2005, $6,433
    June 30, 2004, $57,779)                                                 6,433       59,384

  Loans held for sale                                                       1,968          538

  Loans receivable                                                        448,190      401,965
    Deferred fees                                                            (400)        (508)
    Allowance for loan losses                                              (6,940)      (6,331)
                                                                        ---------    ---------
      Loans receivable, net                                               440,850      395,126
                                                                        ---------    ---------

  Accrued interest receivable                                               2,865        2,652
  Property and equipment - net                                             14,152       13,009
  Bank owned life insurance                                                 5,631        5,414
  Real estate owned                                                            --           54
  Goodwill                                                                  2,437        1,171
  Intangible assets                                                           856          384
  Other assets                                                              7,888        6,083
                                                                        ---------    ---------
    TOTAL ASSETS                                                        $ 668,586    $ 642,108
                                                                        =========    =========

LIABILITIES AND STOCKHOLDERS' EQUITY
 Liabilities:
  Deposits                                                              $ 451,361    $ 427,103
  Securities sold under agreements to repurchase                           27,072       27,216
  Advance payments by borrowers for taxes and insurance                     1,198        1,433
  Federal Home Loan Bank advances                                         120,158      120,963
  Trust preferred securities                                               10,310       10,310
  Accrued interest payable                                                    834          679
  Other liabilities                                                         2,230        2,147
                                                                        ---------    ---------
    TOTAL LIABILITIES                                                     613,163      589,851
                                                                        ---------    ---------

  Stockholders' Equity:
  Preferred stock - $1.00 par value;
    5,000,000 shares authorized; none issued                                   --           --
  Common stock - $1.00 par value;
    10,000,000 shares authorized;
    5,182,698(1) and 4,876,484 shares issued and outstanding
    at June 30, 2005 and June 30, 2004, respectively                        5,183        4,876
  Additional paid-in capital(1)                                            41,871       36,247
  Retained earnings - partially restricted                                 10,704       13,303
  Treasury stock (612(1) and 583 shares at June 30, 2005 and June 30,
    2004, respectively, at cost)                                              (13)         (13)
  Accumulated other comprehensive income (loss)                            (2,322)      (2,156)
                                                                        ---------    ---------
    TOTAL STOCKHOLDERS' EQUITY                                             55,423       52,257
                                                                        ---------    ---------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                          $ 668,586    $ 642,108
                                                                        =========    =========

(1) Common stock, additional paid in capital and treasury stock have been adjusted to reflect the effects of the 5% stock dividend paid in September 2004


                  CHESTER VALLEY BANCORP INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
              (Dollars in Thousands, Except for Per Share Amounts)

                                                          THREE MONTHS ENDED JUNE 30,
                                                          ---------------------------
                                                             2005             2004
                                                          ----------       ----------
INTEREST INCOME:
  Loans                                                   $    6,766       $    5,724
  Mortgage-backed securities                                     411              390
  Interest-bearing deposits                                      131               19
  Investment securities:
    Taxable                                                    1,227            1,156
    Non-taxable                                                  254              345
                                                          ----------       ----------
    TOTAL INTEREST INCOME                                      8,789            7,634
                                                          ----------       ----------
INTEREST EXPENSE:
  Deposits                                                     1,488            1,304
  Securities sold under agreements to repurchase                 141               28
  Short-term borrowings                                           58               84
  Long-term borrowings                                         1,516            1,264
                                                          ----------       ----------
    TOTAL INTEREST EXPENSE                                     3,203            2,680
                                                          ----------       ----------
NET INTEREST INCOME                                            5,586            4,954
  Provision for loan losses                                      144              115
                                                          ----------       ----------
    NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES        5,442            4,839
                                                          ----------       ----------
OTHER INCOME:
  Investment services income                                   1,029            1,051
  Service charges and fees                                       770              830
  Gain on the sale of:
    Loans held for sale                                           57              137
    Securities available for sale                                 65               56
  Other                                                          116              115
                                                          ----------       ----------
    TOTAL OTHER INCOME                                         2,037            2,189
                                                          ----------       ----------
OPERATING EXPENSES:
  Salaries and employee benefits                               3,176            2,881
  Occupancy and equipment                                        816              719
  Data processing                                                286              246
  Advertising                                                     63               92
  Deposit insurance premiums                                      15               16
  Merger and integration charges                                 320               --
  Other                                                        1,353              943
                                                          ----------       ----------
    TOTAL OPERATING EXPENSES                                   6,029            4,897
                                                          ----------       ----------
Income before income taxes                                     1,450            2,131
Income tax expense                                               352              539
                                                          ----------       ----------
    NET INCOME                                            $    1,098       $    1,592
                                                          ==========       ==========
EARNINGS PER SHARE (1)
  Basic                                                   $     0.21       $     0.31
                                                          ==========       ==========
  Diluted                                                 $     0.20       $     0.30
                                                          ==========       ==========
DIVIDENDS PER SHARE PAID DURING PERIOD (1)                $     0.11       $     0.10
                                                          ==========       ==========
WEIGHTED AVERAGE SHARES OUTSTANDING (1)
  Basic                                                    5,173,100        5,108,238
                                                          ==========       ==========
  Diluted                                                  5,406,343        5,278,433
                                                          ==========       ==========

(1) Earnings per share, dividends per share and weighted average shares outstanding have been restated to reflect the effects of the 5% stock dividend paid in September 2004


                  CHESTER VALLEY BANCORP INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
              (Dollars in Thousands, Except for Per Share Amounts)

                                                          TWELVE MONTHS ENDED JUNE 30,
                                                          ----------------------------
                                                             2005              2004
                                                          ----------        ----------
INTEREST INCOME:
  Loans                                                   $   25,046        $   23,406
  Mortgage-backed securities                                   1,628             1,535
  Interest-bearing deposits                                      205                66
  Investment securities:
    Taxable                                                    5,132             3,196
    Non-taxable                                                1,284             1,665
                                                          ----------        ----------
    TOTAL INTEREST INCOME                                     33,295            29,868
                                                          ----------        ----------
INTEREST EXPENSE:
  Deposits                                                     5,563             5,300
  Securities sold under agreements to repurchase                 342               107
  Short-term borrowings                                          328               214
  Long-term borrowings                                         5,744             5,097
                                                          ----------        ----------
    TOTAL INTEREST EXPENSE                                    11,977            10,718
                                                          ----------        ----------
NET INTEREST INCOME                                           21,318            19,150
  Provision for loan losses                                      614               971
                                                          ----------        ----------
    NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES       20,704            18,179
                                                          ----------        ----------
OTHER INCOME:
  Investment services income                                   4,231             4,255
  Service charges and fees                                     3,414             3,073
  Gain on the sale of:
    Loans held for sale                                          339               237
    Securities available for sale                                355             1,068
  Other                                                          462               453
                                                          ----------        ----------
    TOTAL OTHER INCOME                                         8,801             9,086
                                                          ----------        ----------
OPERATING EXPENSES:
  Salaries and employee benefits                              12,120            10,836
  Occupancy and equipment                                      3,166             2,895
  Data processing                                              1,082               983
  Advertising                                                    340               260
  Deposit insurance premiums                                      62                62
  Merger and integration charges                                 759                --
  Debt prepayment fees                                         1,608                --
  Other                                                        4,613             3,904
                                                          ----------        ----------
    TOTAL OPERATING EXPENSES                                  23,750            18,940
                                                          ----------        ----------
Income before income taxes                                     5,755             8,325
Income tax expense                                             1,336             2,015
                                                          ----------        ----------
  NET INCOME                                              $    4,419        $    6,310
                                                          ==========        ==========
EARNINGS PER SHARE (1)
  Basic                                                   $     0.86        $     1.24
                                                          ==========        ==========
  Diluted                                                 $     0.83        $     1.20
                                                          ==========        ==========
DIVIDENDS PER SHARE PAID DURING PERIOD (1)                $     0.42        $     0.40
                                                          ==========        ==========
WEIGHTED AVERAGE SHARES OUTSTANDING (1)
  Basic                                                    5,149,321         5,082,744
                                                          ==========        ==========
  Diluted                                                  5,355,922         5,268,083
                                                          ==========        ==========

(1) Earnings per share, dividends per share and weighted average shares outstanding have been restated to reflect the effects of the 5% stock dividend paid in September 2004


                  CHESTER VALLEY BANCORP INC. AND SUBSIDIARIES
                              FINANCIAL HIGHLIGHTS

                                                        THREE MONTHS ENDED           TWELVE MONTHS ENDED
                                                             JUNE 30,                      JUNE 30,
                                                   ---------------------------     -------------------------
                                                      2005             2004           2005           2004
                                                   ----------       ----------     ----------     ----------
Average interest rate spread (2)                      3.56%            3.31%          3.47%          3.38%
Net yield on average interest-earning assets (2)      3.64%            3.41%          3.54%          3.46%
Ratio of average interest-earning
  assets to average interest-bearing liabilities       1.03 x           1.04 x         1.03 x         1.04 x
Non-performing assets to total assets                 0.47%            0.66%          0.47%          0.66%
Allowance for loan loss to total loans                1.57%            1.60%          1.57%          1.60%
Return on equity                                      8.00%           12.10%          8.12%         12.27%
Return on assets                                      0.65%            1.00%          0.67%          1.03%
Book value per common share (1)                      $10.70           $10.21         $10.70         $10.21
Closing price of common stock at end of
  period (1)                                         $25.00           $20.46         $25.00         $20.46
Number of full-service offices at end of period          13               11             13             11

(1) Per share amounts have been restated to reflect the effects of the 5% stock dividend paid in September 2004.
(2) Percentages are presented on a taxable equivalent basis.

This release contains financial information determined by methods other than in accordance with generally accepted accounting principles ("GAAP"). The Company's Management uses these non-GAAP measures in its analysis of the Company's performance. These non-GAAP measures consist of adjusting net interest income determined in accordance with GAAP to include the tax equivalent adjustments of loan and investment security income as well as adjusting pre-tax income to excluded security gains, one-time charges for merger and related expenses and debt repayment fees. Management believes that the presentation including the adjustments provides useful supplementation information essential to the proper understanding of the operating results of the Company's business. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures, which may be presented by other companies.


                     RECONCILIATION OF NON-GAAP INFORMATION

The following details the tax equivalent adjustments in the above table:

                                                  THREE MONTHS ENDED JUNE 30,
                    ----------------------------------------------------------------------------------------
                                       2005                                          2004
                    ------------------------------------------    ------------------------------------------
                      INTEREST         TAX         ADJUSTED         INTEREST         TAX         ADJUSTED
                       INCOME      ADJUSTMENT       INCOME           INCOME      ADJUSTMENT       INCOME
                    ------------------------------------------    ------------------------------------------
                                                    (Dollars in thousands)
Loans                  $ 6,766       $   33         $ 6,799          $ 5,724       $   15         $ 5,739
Investments              2,023           99           2,122            1,910          129           2,039
                    ------------------------------------------    ------------------------------------------
Total                  $ 8,789       $  132         $ 8,921          $ 7,634       $  144         $ 7,778
                    ==========================================    ==========================================


                                                 TWELVE MONTHS ENDED JUNE 30,
                    ----------------------------------------------------------------------------------------
                                       2005                                          2004
                    ------------------------------------------    ------------------------------------------
                      INTEREST         TAX         ADJUSTED         INTEREST         TAX         ADJUSTED
                       INCOME      ADJUSTMENT       INCOME           INCOME      ADJUSTMENT       INCOME
                    ------------------------------------------    ------------------------------------------
                                                    (Dollars in thousands)
Loans                 $ 25,046       $  100        $ 25,146         $ 23,406       $   61        $ 23,467
Investments              8,249          483           8,732            6,462          622           7,084
                    ------------------------------------------    ------------------------------------------
Total                 $ 33,295       $  583        $ 33,878         $ 29,868       $  683        $ 30,551
                    ==========================================    ==========================================


                     RECONCILIATION OF NON-GAAP INFORMATION

The following table details the adjustments made to pre-tax income.

                                                       TWELVE MONTHS ENDED JUNE 30,
                                          --------------------------------------------------
                                              2005        2004       VARIANCE    % CHANGE
                                          --------------------------------------------------
                                                          (Dollars in thousands)
      As reported
        Pre-tax income                      $ 5,755      $ 8,325    $ (2,570)      -30.9%
        Security gains                         (355)      (1,068)        713       -66.8%
        Merger and related expenses             759           --         759       100.0%
        Debt prepayment fees                  1,608           --       1,608       100.0%
      --------------------------------------------------------------------------------------
      Adjusted pre-tax income               $ 7,767      $ 7,257       $ 510         7.0%
      ======================================================================================